EXHIBIT  23


Consent  of  Independent  Public  Accountants




We consent to the incorporation by reference in Registration Statement Nos. 333-64628, 333-59938, 333-64742, 33-66780, 333-62435, 333-38847, 333-53638 and
333-59366 of IRT Property Company on Form S-3 or Form S-8 of our report dated November 19, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the merger agreement with Equity One, Inc.), appearing in this Form 8-K of IRT Property Company.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedules of IRT Property Company, listed in Item 7. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.





DELOITTE & TOUCHE LLP
Atlanta, Georgia





December  9,  2002